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As filed with the Securities and Exchange Commission on July 31, 2000

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AVAX TECHNOLOGIES, INC.

(Exact Name of Registrant in Its Charter)

Delaware	13-3575874
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

4520 Main Street, Suite 930, Kansas City, MO 64111

(Address of Principal Executive Offices) (Zip Code)

AVAX TECHNOLOGIES, INC.
AMENDED AND RESTATED 1992 STOCK OPTION PLAN
(Full title of the plan)

Jeffrey M. Jonas, M.D.
Chief Executive Officer and President
Avax Technologies, Inc.
4520 Main Street, Suite 930, Kansas City, MO 64111
(Name and address of agent for service)
(816) 960-1333
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Options to Purchase Common Stock	4,034,802 shares

Common Stock	4,034,802 shares	$9.938	$40,097,862.28	$10,585.84

(1)
This registration statement also covers any additional shares of common stock issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction that occurs without the receipt of consideration and that increases the number of our outstanding shares of common stock.

(2)
Estimated for the purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, and based on the average of the high and low prices of our common stock reported on the Nasdaq SmallCap Market on July 28, 2000.

EXPLANATORY NOTES

    Of the 4,034,802 shares of common stock (and related options) being registered pursuant to this Registration Statement, 2,500,000 shares are issuable upon the exercise of options under the Company's Amended and Restated 1992 Stock Option Plan (the "Plan"). Of the 2,500,000 shares, 1,618,772 shares relate to options that have been granted under the Plan, but not exercised, and 881,228 shares relate to options available for future grants under the Plan. Of the remaining 1,534,802 shares being registered pursuant to this Registration Statement, an aggregate of 242,430 shares relate to options that have been granted to the Company's directors under the Company's director plan, 300,000 shares relate to options that are reasonably expected to be granted to directors within the next two years under the director plan, which qualifies as an "employee benefit plan" as defined in Rule 405 of Regulation C (§ 230.405), and an aggregate of 992,372 shares relate to options that have been granted to key employees and consultants of the Company, in each case, under individual compensation agreements with the optionee.

    AS PERMITTED BY THE RULES OF THE SECURITIES AND EXCHANGE COMMISSION, THIS REGISTRATION STATEMENT OMITS THE INFORMATION SPECIFIED IN PART I OF FORM S-8.

Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

    The following documents, all of which have been previously filed by AVAX Technologies, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Exchange Act of 1934, are incorporated by reference into this Registration Statement:

(a)
The Company's Annual Report on Form 10-KSB for the year ended December 31, 1999;

(b)
The Company's Proxy Statement, as filed with the Securities and Exchange Commission on April 28, 2000;

(c)
The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2000;

(d)
The description of the Company's common stock contained in the Company's registration statement on Form 8-A; and

(e)
The Company's reports on Form 8-K, as filed with the Securities and Exchange Commission on March 23, 2000, and two separate reports on Form 8-K, both filed on July 26, 2000.

    All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment that indicates that all securities offered hereunder have been sold or that deregisters all of the securities offered then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such documents.

Item 6. Indemnification of Directors and Officers

    The Company was organized under the laws of the State of Delaware, and therefore is subject to Section 145 of the General Corporation Law of the State of Delaware. Section 145 authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms broad enough to include indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.

    Article Seven of the Company's Certificate of Incorporation provides that the Company will indemnify and advance expenses to its directors and officers to the fullest extent permitted by Section 145. Article Nine of the Company's Certificate of Incorporation provides that the liability of the Company's directors is eliminated to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law.

    Article V, Section 1 of the Company's By-Laws provides for mandatory indemnification of the Company's directors to the fullest extent authorized by the Delaware General Corporation Law. Article V, Section 2 of the Company's By-Laws provides for prepayment of expenses incurred by its directors to the fullest extent permitted by, and only in compliance with, the Delaware General Corporate Law. Article V, Section 6 of the Company's By-Laws provides for permissive indemnification of the Company's officers, employees and agents if and to the extent authorized by its Board of Directors in compliance with the Delaware General Corporation Law.

    These provisions in the Certificate of Incorporation and the By-Laws do not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provisions also do not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. In addition, the Company has obtained certain liability insurance coverage for its directors and officers.

Item 8. Exhibits

Exhibit No.	Description
4.1	Certificate of Incorporation, as amended (excluding the Certificates of Designations for the Series B and Series C Convertible Preferred Stock).[1]
4.2	By-Laws.[2]
4.3	Specimen of Common Stock Certificate.[2]
4.4	Certificate of Designations of Series C Convertible Preferred Stock.[3]
5.1	Opinion of Gilmore & Bell, P.C.*
23.1	Consent of Gilmore & Bell, P.C. Included in Exhibit 5.1.
23.2	Consent of Ernst & Young LLP, Independent Auditors.*
24.1	Power of Attorney (included on the signature page hereof).

*
Filed herewith.

(1)
Incorporated by reference and previously filed as an exhibit to our Annual Report on Form 10-KSB for the year ended December 31, 1999, filed with the Securities and Exchange Commission on February 17, 2000.

(2)
Incorporated by reference and previously filed as an exhibit to our registration statement on Form SB-2 filed with the Securities and Exchange Commission (File No. 333-09349) on July 31, 1996.

(3)
Incorporated by reference and previously filed as an exhibit to our Annual Report on Form 10-KSB for the year ended December 31, 1998, filed with the Securities and Exchange Commission on March 31, 1999.

Item 9. Undertakings

The Company hereby undertakes:

  (1)
  To file, during any period in which the Company offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed material information regarding the plan of distribution

  (2)
  That for determining liability under the Securities Act of 1933, the Company will treat each post-effective amendment to this Registration Statement and each filing of our annual report, as a new registration statement of the securities offered, and the offering of the securities at that time will be deemed to be the initial bona fide offering.

  (3)
  To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the Delaware General Corporation Law, the Company's Certificate of Incorporation and its By-Laws, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission that indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities arising under the Securities Act of 1933 (other than the payment by us of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by that director, officer or controlling person in connection with the securities that the Company is registering, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether the indemnification by the Company is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of that issue.

SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it will meet all of the requirements for filing on Form S-8 and has authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on this 31st day of July, 2000.

AVAX TECHNOLOGIES, INC.
By:	/s/ JEFFREY M. JONAS, M. D. Jeffrey M. Jonas, M.D. Chief Executive Officer and President

POWER OF ATTORNEY

    We, the undersigned officers and directors of AVAX Technologies, Inc., severally constitute Jeffrey M. Jonas, M.D., or David L. Tousley, in the order named, our true and lawful attorney-in-fact with full power to each, to sign for us and in our names in the capacities indicated below, this Registration Statement on Form S-8 and any and all subsequent amendments to this Registration Statement, and generally to do all things in our names and on our behalf in our capacities as officers and directors to enable AVAX Technologies, Inc. to comply with all requirements of the Securities and Exchange Commission.

    In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Name & Title	Date

/s/ JEFFREY M. JONAS, M.D. Jeffrey M. Jonas, M.D.	Chief Executive Officer, President and Director	July 31, 2000
/s/ DAVID L. TOUSLEY David L. Tousley	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	July 31, 2000
/s/ JAMES CURRIE James Currie	Director	July 31, 2000
/s/ ANDREW W. DAHL, SC.D. Andrew W. Dahl, Sc.D.	Director	July 31, 2000
/s/ EDISON D. DE CASTRO Edison D. de Castro	Director	July 31, 2000
/s/ GARY S. LAZAR, M.D., F.A.C.P. Gary S. Lazar, M.D., F.A.C.P.	Director	July 31, 2000

/s/ JOHN K. A. PRENDERGAST, PH.D. John K. A. Prendergast, Ph.D.	Director	July 31, 2000
/s/ CARL SPANA, PH.D. Carl Spana, Ph.D.	Director	July 31, 2000

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

EXHIBITS
TO

REGISTRATION STATEMENT
ON

FORM S-8

UNDER THE SECURITIES ACT OF 1933

AVAX TECHNOLOGIES, INC.

EXHIBIT INDEX

Exhibit No.	Description
4.1	Certificate of Incorporation, as amended (excluding the Certificates of Designation for the Series B and Series C Convertible Preferred Stock).[1]
4.2	By-Laws.[2]
4.3	Specimen of Common Stock Certificate.[2]
4.4	Certificate of Designations of Series C Convertible Preferred Stock.[3]
5.1	Opinion of Gilmore & Bell, P.C.*
23.1	Consent of Gilmore & Bell, P.C. Included in Exhibit 5.1.
23.2	Consent of Ernst & Young LLP, Independent Auditors.*
24.1	Power of Attorney (included on the signature page hereof).

*
Filed herewith.

(1)
Incorporated by reference and previously filed as an exhibit to our Annual Report on Form 10-KSB for the year ended December 31, 1999, filed with the Securities and Exchange Commission on February 17, 2000.

(2)
Incorporated by reference and previously filed as an exhibit to our registration statement on Form SB-2 filed with the Securities and Exchange Commission (File No. 333-09349) on July 31, 1996.

(3)
Incorporated by reference and previously filed as an exhibit to our Annual Report on Form 10-KSB for the year ended December 31, 1998, filed with the Securities and Exchange Commission on March 31, 1999.

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EXPLANATORY NOTES
Part II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX